Exhibit 23.1

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Omega Commercial Finance Corporation of our report dated April 25, 2012 on the consolidated financial statements of Omega Commercial Finance Corporation as of the, December 31, 2012 and 2011, and for then ended.

/S/Bongiovanni & Associates, CPA’s

Bongiovanni & Associates, CPA’s

Cornelius, North Carolina 28031

January 9, 2014